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                       December 22, 2022

       Rahul Kakar
       Chief Financial Officer
       The Growth for Good Acquisition Corporation
       12 E 49th Street, 11th Floor
       New York, New York 10017

                                                        Re: The Growth for Good
Acquisition Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 21,
2022
                                                            File No. 001-41149

       Dear Rahul Kakar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction